Exhibit 21

Lime Energy Co.

Subsidiary Companies

ADVB Acquisition Corp.

GES-Port Charlotte, LLC

Landmark Electrical and Mechanical Services, LLC

Landmark Services Company of California, LLC

Landmark Services Company of Florida, LLC

Landmark Services Company, LLC

LEAD I Waikoloa Village, LLC

Lime Energy Asset Development, LLC

Lime Energy Services Co.

Lime Finance Inc.